Generac Reports Strong Third Quarter 2012 Results

Accelerated penetration of home standby generators and Magnum products drive continued revenue and EBITDA growth in the third quarter 2012 – Outlook raised significantly for remainder of 2012

WAUKESHA, WISCONSIN, October 31, 2012 – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of generators and other engine powered products, today reported financial results for its third quarter ended September 30, 2012.

Highlights

•
Net sales increased year-over-year by 25.6% to $300.6 million as compared to $239.3 million in the third quarter of 2011.  Net sales for the third quarter of 2012 were in line with the high end of the Company’s previously announced expected range of $295.0 to $300.0 million as pre-released on October 1st.

-	Residential product sales increased 17.8% compared to the strong third quarter of 2011, in which year-over-year sales growth was 60.5%.
-	Commercial & Industrial (C&I) product sales increased 48.3% compared to the prior year third quarter.

•
Strong operating earnings during the quarter were more than offset by higher interest expense from the recent refinancing of the Company’s senior secured credit facilities that closed on May 30, 2012, as well as a normalized effective income tax rate.  As a result, net income for the third quarter of 2012 was $25.5 million or $0.37 per share as compared to $37.4 million or $0.55 per share for the same period of 2011.

•
Adjusted net income, as defined in the accompanying reconciliation schedules, increased to $54.1 million from $50.6 million in the third quarter of 2011.  Adjusted diluted net income per common share was $0.78 as compared to $0.75 per share in the third quarter of 2011.

•	Adjusted EBITDA increased to $76.3 million as compared to $61.6 million in the third quarter last year.

•
Cash flow from operations in the third quarter of 2012 was $69.5 million as compared to $61.0 million in the prior year quarter.  Unlevered free cash flow was $67.7 million as compared to $65.5 million in the third quarter of 2011.

•
For the trailing four quarters, net sales were $1.102 billion; net income was $332.1 million, which includes a net $238.0 million income tax benefit in the fourth quarter 2011; adjusted EBITDA was $268.5 million; cash flow from operations was $209.9 million; and unlevered free cash flow was $214.0 million.

•
As a result of the current major power outage activity, the Company is raising its sales growth guidance for full-year 2012 to the low-40% range over the prior year, which represents an increase from the low-30% growth rate previously expected in the October 1st business update.  As a result, Adjusted EBITDA for the full-year 2012 is now expected to increase in the mid-40% range over the prior year, which is an increase from the mid-30% growth rate previously expected.  Diluted net income per common share for 2012 is now expected to be in the range of $1.21 to $1.27, with adjusted diluted net income per common share of $2.95 to $3.00, compared to the $2.65 to $2.70 per share range previously expected.

“The events of the last few days continue to demonstrate for home owners and business owners the importance of having a backup plan for their power needs.  Automatic standby generators have emerged as a cost effective and increasingly important part of those backup plans.  As a result of the increased awareness these outage events provide, adoption rates for home standby and light commercial generators have accelerated over the last several years.” said Aaron Jagdfeld, President and Chief Executive Officer.  “Shipments of home standby generators were again strong during the third quarter and have continued to build towards a new and higher baseline level of demand over the longer-term.  In our commercial and industrial markets, we continue to capitalize on our leadership position in natural gas backup generators as demand for these products continues to gain traction.  In addition, our Magnum branded light towers and mobile generators continue to perform well and we remain excited about the strategic fit of these products as they provide additional diversification and cross-selling opportunities to our business.”

Third Quarter 2012 Details

Residential product sales for the third quarter of 2012 increased 17.8% to $191.0 million from $162.1 million for the comparable period in 2011.  The growth was primarily driven by a strong double-digit increase in shipments for home standby generators as a result of significant awareness and demand created by major power outages over the last year, expanded distribution, and increased sales and marketing efforts to create and close leads more effectively.  Although the third quarter presented a difficult comparison versus the prior year, expanded placement for portable generator products continues to lead to year-over-year market share gains.  Additionally, increased revenue from power washer products, which began shipping in the second quarter of 2011, also contributed modestly to the year-over-year sales growth in residential products.

Commercial & Industrial product sales for the third quarter of 2012 increased 48.3% to $93.6 million from $63.1 million for the comparable period in 2011. The increase in net sales was primarily driven by the Magnum Products acquisition.

Gross profit margin for the third quarter of 2012 was 38.5% compared to 37.0% in the third quarter of 2011.  Gross margin improved over the prior year due to improved residential product mix, as well as the positive impact from moderation in commodity costs, improved pricing and improved overhead absorption relative to the prior year.  These margin improvements were partially offset from the mix impact from the addition of Magnum Products sales.

Operating expenses for the third quarter of 2012 increased by $12.2 million or 27.4% as compared to the third quarter of 2011.  These additional expenses were driven primarily by operating expenses associated with Magnum, and increased sales, engineering and administrative infrastructure to support the strategic growth initiatives and higher baseline sales levels of the Company.  Operating expenses during the current-year quarter were also impacted by higher incentive compensation expenses and increased variable operating expenses resulting from the increase in organic sales.

Interest expense in the third quarter of 2012 increased to $16.9 million compared to $5.9 million in the same period last year.  The increase was a result of the higher debt levels from the recently completed refinancing of the Company’s senior secured credit facilities.

Net income in the current year quarter includes the impact of a normalized effective income tax rate of 39.0% as compared to a tax rate of 0.3% in the prior-year third quarter.  Until the fourth quarter of 2011, a full valuation allowance was recorded on the Company’s net deferred tax assets, resulting in substantially no tax provision.  A full valuation allowance is no longer required on the Company’s net deferred tax assets, and therefore, a normalized income tax provision was recorded in the third quarter of 2012.  However, the Company’s cash tax obligations are expected to remain nominal given its current tax attributes.

Outlook

The Company is significantly revising upward its guidance for the remainder of 2012 due to increased demand for home standby and portable generators in the fourth quarter as a result of major power outage activity that is currently taking place.  Full-year 2012 total net sales are now expected to increase in the low-40% range over the prior year, which represents an increase from the low-30% range previously provided in the October 1st business update.  As a result of the higher sales outlook, adjusted EBITDA for the full-year 2012 is now expected to increase in the mid-40% range over the prior year, which is an increase from the mid-30% growth rate previously expected.

Diluted net income per common share for 2012 is now expected to be in the range of $1.21 to $1.27 as compared to the $1.02 to $1.08 range previously expected.  Adjusted diluted net income per common share is now expected to be $2.95 to $3.00 relative to the previous expectation of $2.65 to $2.70.

As mentioned in the business update earlier this month, the Company has consistently exceeded its performance goals associated with its Powering Ahead strategic plan initiated in 2010, reaching many of those targets a year earlier than originally planned.  At its upcoming Investor Day on November 8, 2012, the Company will provide further insights with regards to its future growth strategy.

Mr. Jagdfeld continued, “The powerful macro drivers for our business combined with executing on our Powering Ahead strategic plan has lead to another strong quarter for Generac.  The U.S. electrical grid continues to age and has suffered from a lack of investment.  This coupled with a shift in demographics to an aging population dependant on a constant source of power are leading to the ongoing emergence of standby generators in the residential and commercial markets.  Additionally, we have a number of exciting strategic initiatives underway that we expect will continue to diversify and grow Generac.  With these initiatives and macro growth drivers, along with our competitive advantages and intense operating focus, we believe Generac is well positioned to capitalize on the expected increase in demand for backup power.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EDT on Wednesday, October 31, 2012 to discuss highlights of this earnings release. The conference call can be accessed by dialing (866) 578-5801 (domestic) or +1 (617) 213-8058 (international) and entering passcode 86565531.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link and supporting materials, if any, will be made available on the Company’s website prior to the start of the call.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available approximately one hour after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 19150949. The telephonic replay will be available for 30 days.

Generac company news is available
24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of generators and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial and construction markets, Generac's power products are available through a broad network of independent dealers, retailers, wholesalers and equipment rental companies.  The Company markets and distributes its products primarily under its Generac and Magnum brand names.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency and duration of major power outages;
•	availability, cost and quality of raw materials and key components used in producing Generac products;
•	the impact on our results of the substantial increases in our outstanding indebtedness and related interest expense due to the dividend recapitalization completed in May 2012;
•
the possibility that the expected synergies, efficiencies and cost savings of the acquisition of the Magnum Products business will not be realized, or will not be realized within the expected time period;

•	the risk that the Magnum Products business will not be integrated successfully;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	loss of key management and employees;
•	increase in product and other liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”).

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of May 30, 2012, which is substantially the same definition that was contained in the Company’s previous credit agreements.  To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of adjusted EBITDA, taking into account certain charges and gains that were taken during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of adjusted net income. Adjusted net income is defined as net income before provision (benefit) for income taxes adjusted for the following items: cash income tax (expense) benefit, amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, and certain non-cash gains and losses.

Unlevered Free Cash Flow

In addition, we reference unlevered free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Unlevered free cash flow is defined as net cash provided by operating activities less expenditures for property and equipment plus cash interest expense.  This additional financial metric is intended to be a measure of operational cash flow excluding the impact of the Company’s cash debt service costs and taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$300,586	$239,324	$834,284	$524,668
Costs of goods sold	184,773	150,665	520,037	328,479
Gross profit	115,813	88,659	314,247	196,189

Operating expenses:
Selling and service	26,409	21,028	73,657	52,650
Research and development	6,456	4,176	17,214	11,669
General and administrative	11,435	7,290	30,699	19,179
Amortization of intangibles	12,389	11,987	36,902	35,570
Total operating expenses	56,689	44,481	158,472	119,068
Income from operations	59,124	44,178	155,775	77,121

Other (expense) income:
Interest expense	(16,933)	(5,895)	(32,501)	(17,830)
Investment income	6	25	54	84
Costs related to acquisition	–	(601)	–	(601)
Loss on extinguishment of debt	–	–	(14,308)	(186)
Other, net	(330)	(202)	(2,350)	(770)
Total other expense, net	(17,257)	(6,673)	(49,105)	(19,303)

Income before provision for income taxes	41,867	37,505	106,670	57,818
Provision for income taxes	16,326	126	41,734	306
Net income	$25,541	$37,379	$64,936	$57,512

Net income per common share - basic:	$0.38	$0.56	$0.96	$0.86
Weighted average common shares outstanding - basic:	67,415,363	67,134,999	67,308,758	67,125,953

Net income per common share - diluted:	$0.37	$0.55	$0.94	$0.85
Weighted average common shares outstanding - diluted:	69,166,501	67,646,423	68,980,970	67,433,740

Dividends declared per share	$–	$–	$6.00	$–

Comprehensive income	$26,350	$37,036	$66,380	$55,022

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	September 30,	December 31,
	2012	2011
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$57,966	$93,126
Accounts receivable, less allowance for doubtful accounts	129,119	109,705
Inventories	187,114	162,124
Deferred income taxes	21,469	14,395
Prepaid expenses and other assets	5,104	3,915
Total current assets	400,772	383,265

Property and equipment, net	91,568	84,384

Customer lists, net	43,780	72,897
Patents, net	72,289	78,167
Other intangible assets, net	6,165	7,306
Deferred financing costs, net	14,578	3,459
Trade names, net	148,417	148,401
Goodwill	547,893	547,473
Deferred income taxes	181,595	227,363
Other assets	116	78
Total assets	$1,507,173	$1,552,793

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$57,996	$81,053
Accrued wages and employee benefits	16,121	14,439
Other accrued liabilities	73,701	47,024
Current portion of long-term borrowings	9,000	22,874
Total current liabilities	156,818	165,390

Long-term borrowings	873,865	575,000
Other long-term liabilities	42,952	43,514
Total liabilities	1,073,635	783,904

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 68,101,331 and 67,652,812 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	678	676
Additional paid-in capital	740,967	1,142,701
Excess purchase price over predecessor basis	(202,116)	(202,116)
Accumulated deficit	(92,078)	(157,015)
Accumulated other comprehensive loss	(13,913)	(15,357)
Total stockholders’ equity	433,538	768,889
Total liabilities and stockholders’ equity	$1,507,173	$1,552,793

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2012	2011

Operating activities
Net income	$64,936	$57,512
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,116	6,064
Amortization of intangible assets	36,902	35,570
Amortization of original issue discount	945	–
Amortization of deferred financing costs	1,570	1,491
Amortization of unrealized loss on interest rate swaps	1,079	–
Loss on extinguishment of debt	14,308	186
Provision for losses on accounts receivable	16	33
Deferred income taxes	39,526	–
Loss on disposal of property and equipment	106	17
Share-based compensation expense	8,021	5,462
Net changes in operating assets and liabilities:
Accounts receivable	(18,284)	(54,472)
Inventories	(24,685)	23,504
Other assets	(2,059)	1,696
Accounts payable	(23,438)	(630)
Accrued wages and employee benefits	1,682	2,341
Other accrued liabilities	22,483	10,241
Net cash provided by operating activities	129,224	89,015

Investing activities
Proceeds from sale of property and equipment	19	4
Expenditures for property and equipment	(13,425)	(4,461)
Acquisition of business	(2,275)	–
Net cash used in investing activities	(15,681)	(4,457)

Financing activities
Proceeds from short-term borrowings	23,000	–
Proceeds from long-term borrowings	1,455,614	–
Repayments of short-term borrowings	(23,000)	–
Repayments of long-term borrowings	(1,172,874)	(24,731)
Payment of debt issuance costs	(25,691)	–
Cash dividends paid	(404,332)	–
Taxes paid related to the net share settlement of equity awards	(3,280)	–
Excess tax benefits from equity awards	1,860	–
Proceeds from exercise of stock options	–	310
Net cash used in financing activities	(148,703)	(24,421)

Net (decrease) increase in cash and cash equivalents	(35,160)	60,137
Cash and cash equivalents at beginning of period	93,126	78,583
Cash and cash equivalents at end of period	$57,966	$138,720

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA reconciliation
	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2012	2011	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$25,541	$37,379	$64,936	$57,512	$324,643
Interest expense	16,933	5,895	32,501	17,830	23,718
Depreciation and amortization	14,510	14,111	43,018	41,634	56,123
Income taxes provision	16,326	126	41,734	306	(237,677)
Non-cash impairment and other charges (1)	(391)	1,402	(141)	2,006	10,400
Non-cash share-based compensation expense (2)	2,764	1,745	8,021	5,462	8,646
Loss on extinguishment of debt	-	-	14,308	186	377
Transaction costs and credit facility fees (3)	391	835	1,810	1,266	1,719
Other	214	74	494	465	527
Adjusted EBITDA	$76,288	$61,567	$206,681	$126,667	$188,476

(1) Includes losses on disposals of assets, amortization of earn-out discount and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

Net income to Adjusted net income reconciliation					Anticipated
	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31, 2012
	2012	2011	2012	2011	Low	High
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$25,541	$37,379	$64,936	$57,512	$84,000	$88,000
Provision for income taxes	16,326	126	41,734	306	54,900	56,600
Income before provision for income taxes	41,867	37,505	106,670	57,818	138,900	144,600
Amortization of intangible assets	12,389	11,987	36,902	35,570	47,000	46,000
Amortization of deferred financing costs and original issue discount	1,156	495	2,515	1,491	4,400	4,000
Transaction costs and other purchase accounting adjustments (4)	(111)	601	1,181	601	2,100	1,700
Loss on extinguishment of debt	-	-	14,308	186	15,000	14,500
Adjusted net income before provision for income taxes	55,301	50,588	161,576	95,666	207,400	210,800
Cash income tax expense	(1,156)	(35)	(1,483)	(315)	(2,400)	(2,600)
Adjusted net income	$54,145	$50,553	$160,093	$95,351	$205,000	$208,200

Adjusted net income per common share - diluted:	$0.78	$0.75	$2.32	$1.41	$2.95	$3.00

Weighted average common shares outstanding - diluted:	69,166,501	67,646,423	68,980,970	67,433,740	69,600,000	69,400,000

(4) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing.

Free cash flow reconciliation
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net cash provided by operating activities	$69,517	$61,031	$129,224	$89,015
Expenditures for property and equipment	(7,921)	(1,057)	(13,425)	(4,461)
Free cash flow	$61,596	$59,974	$115,799	$84,554

Cash Interest Expense	6,140	5,558

Unlevered free cash flow	$67,736	$65,532

	LTM September 30,
	2012
	(unaudited)

2011 net cash provided by operating activities, as reported	$169,712
Add: September 2012 YTD net cash provided by operating activities, as reported	129,224
Less: September 2011 YTD net cash provided by operating activities, as reported	(89,015)
LTM net cash provided by operating activities	209,921

2011 expenditures for property and equipment, as reported	(12,060)
Include: September 2012 YTD expenditures for property and equipment, as reported	(13,425)
Exclude: September 2011 YTD expenditures for property and equipment, as reported	4,461
LTM expenditures for property and equipment	(21,024)

Free cash flow	$188,897

Cash Interest Expense	25,070

Unlevered free cash flow	$213,967

SOURCE: Generac Holdings Inc.

CONTACTS:
York A. Ragen
Chief Financial Officer
(262) 506-6064
InvestorRelations@generac.com

Michael W. Harris
Director – Finance and Investor Relations
(262) 544-4811 x2675
Michael.Harris@generac.com